Exhibit 99.3

FOR IMMEDIATE RELEASE

Contact:
Gerald Lyons		Mary M. Gentry
Executive Vice President, Chief Financial Officer	- or -	Vice President, Treasurer and Investor Relations
ScanSource, Inc.		ScanSource, Inc.
(864) 286-4854		(864) 286-4892

ScanSource Announces Plan to Divest Certain Businesses Outside of US, Canada and Brazil
Enhances focus on digital distribution business globally

GREENVILLE, SC - August 20, 2019 - ScanSource, Inc. (NASDAQ: SCSC) today announced that it initiated plans to sell certain businesses outside of the United States, Canada and Brazil (the “Planned Divestitures”). ScanSource will continue to operate and invest in its digital distribution business in these geographies, including its recent acquisitions of intY, Canpango and Intelisys Global. These plans are part of a strategic portfolio repositioning to align investments with higher-growth, higher-margin businesses.

“After considering our strategic options, we decided that the Planned Divestitures would offer opportunities to accelerate our profitable growth and cash flow,” said Mike Baur, Chairman and CEO, ScanSource, Inc. “These actions will enable us to focus our investments on our higher-growth and higher-margin businesses in the United States, Canada and Brazil, as well as our digital businesses globally. This will give investors increased insight into our long-term growth opportunities.”

The Planned Divestitures, comprised of nondigital distribution businesses in Europe, UK, Mexico, Colombia, Chile, Peru and the Miami-based export operations, had net sales of $623 million for fiscal year 2019 and at June 30, 2019 had working capital of $205 million. ScanSource currently has approximately 490 employees in these geographies and will communicate regularly with its employees on the sales process. There is no assurance that this sale process will result in a transaction or the timing of such transaction.

Conference Call and Webcast
ScanSource will host its earnings conference call and webcast today, August 20, at 5:00 p.m. ET and will discuss the Planned Divestitures on the call. A webcast of the call will be available for all interested parties and can be accessed at www.scansource.com (Investor Relations section). The webcast will be available for replay for 60 days.

Safe Harbor Statement
This press release includes forward-looking statements, including statements regarding the Planned Divestitures and the Company’s strategic focus. Actual results may differ materially from those suggested by these statements for a range of reasons, including, among others, the Company’s ability to find a buyer for the Planned Divestitures on acceptable terms or to otherwise dispose of the operations and changes in the Company’s operating strategy. For additional factors, see the Company's Form 10-K for the year ended June 30, 2018, and its subsequent Form 10-Qs, all as filed with the SEC. The Company disclaims any obligation to update forward-looking statements other than as required by law.

About ScanSource
ScanSource, Inc. (NASDAQ: SCSC) is at the center of the technology solution delivery channel, connecting businesses and providing solutions for their complex needs. ScanSource sells through multiple, specialized routes-to-market with digital, physical and services offerings from the world’s leading suppliers of point-of-sale (POS), payments, barcode, physical security, unified communications and collaboration, telecom and cloud services. ScanSource enables its sales partners to create, deliver and manage solutions for end-customers across almost every vertical market. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2019 Best Places to Work in South Carolina and on FORTUNE magazine’s 2019 List of World’s Most Admired Companies. ScanSource ranks #643 on the Fortune 1000. For more information, visit www.scansource.com.